UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 12, 2014

WEIGHT WATCHERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Avenue of the Americas, 6th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2014, the Board of Directors (the “Board”) of Weight Watchers International, Inc. (the “Company”) increased its size to nine directors and unanimously elected Cynthia Elkins as a member of the Board, effective as of March 30, 2014, the beginning of the Company’s second quarter of fiscal 2014. Ms. Elkins will serve the remainder of the term of John F. Bard, a Class I director who passed away on November 10, 2013, and will stand for re-election to the Board at the Company’s 2014 annual meeting of shareholders. Ms. Elkins will also serve on the Board’s Audit Committee effective as of March 30, 2014.

There were no arrangements or understandings pursuant to which Ms. Elkins was appointed as a director, and there are no related party transactions between the Company and Ms. Elkins reportable under Item 404(a) of Regulation S-K. The Board has affirmatively determined that Ms. Elkins qualifies as an “independent director” under the New York Stock Exchange listing standards.

Ms. Elkins will receive the Company’s standard compensation provided to all the Company’s non-employee directors for service on the Board (currently $75,000 per annum, payable quarterly, half in cash and half in common stock of the Company) and the Audit Committee (currently $10,000 per annum, payable quarterly in cash), and such amounts shall be prorated with respect to 2014 based on her only serving on the Board as of the second fiscal quarter of 2014. Ms. Elkins will also receive the standard grant of common stock of the Company (currently 1,000 shares per annum) that is distributed on December 15th of each fiscal year. All shares of common stock of the Company granted to a director are subject to transfer restrictions such that the shares cannot be sold or transferred until the director is no longer serving on the Board.

On March 13, 2014, the Company issued a press release regarding Ms. Elkins’ election to the Board. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1 Press Release dated March 13, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIGHT WATCHERS INTERNATIONAL, INC.

DATED: March 13, 2014	By:	/s/ Nicholas P. Hotchkin
	Name:	Nicholas P. Hotchkin
	Title:	Chief Financial Officer

Exhibit Index

Exhibit	Description

99.1	Press Release dated March 13, 2014.

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